Main: 800-388-1680 Fax: 310-943-1734 InfoSearch Media, Inc. 4086 Del Rey Ave Marina Del Rey, CA 90292

June 11, 2006

David Warthen
__________________
________________, CA 90064

Dear David:

InfoSearch Media, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Executive Vice President and you will report to the Company's Chief Executive Officer. This is a half-time position based in the Company’s Marina Del Rey Office. By signing this letter agreement, you confirm to the Company that you have no other contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Equity Compensation. In lieu of cash compensation for your half-time employment at the rate of Eighty Eight Thousand Five Hundred ($88,500.00) in aggregate per year or pro rata thereof in the event you are employed for less than a year, you will be compensated with an equivalent amount of the restricted shares of Company’s Common Stock (as currently constituted), granted in equal monthly amounts over Twelve (12) months so long as Consultant continues to provide services as determined by the CEO to Company. The number of shares shall be equal to $88,500 divided by the fair market value per share on the date of the grant. The Equity Compensation referred to in this Section 2, is subject to the approval of Company’s Board of Directors and the terms of the Company’s standard Stock Purchase Agreement.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will be able to provide medical benefits, at your sole cost, to your spouse and children. In addition you will be entitled to Paid Time Off “PTO” commensurate with other executives at your level and in accordance with the Company’s PTO policy, as in effect from time to time. It is agreed you will have a leave without pay during the first three (3) weeks of August [2006].

David Warthen
6/11/2005

4. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 200,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on your first day of employment. The options will be subject to the terms and conditions applicable to options granted under the MAC Worldwide, Inc. (predecessor to the Company) 2004 Stock Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. Your options will vest in equal monthly installments over thirty-six (36) months of service, as described in the applicable Stock Option Agreement. You agree that should the amount you work increases beyond the current half-time, you will not be entitled to receive an increase in the amount of Stock Options.

5. Proprietary Information and Inventions Agreement, Non-competition. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

As additional protection for the Company’s intellectual property, you agree that during the period over which you are employed by or are otherwise rendering consulting or other services to the Company (i) and for one year thereafter, you will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) agree that you will not provide services or commence doing business with: (a) companies currently known as Wondir or Naver, or any successor company thereto, and (b) those certain divisions or departments of the following companies which are or may be engaged in developing, marketing or exploiting a version of a social Q & A product: Yahoo! Answers, a division of Yahoo!; MSN, a division of Microsoft, and Google (taken together, subsection (a) and (b) of this paragraph are collectively referred to as (“Competitors”) . In the interest of clarity, the restrictions of this paragraph do not preclude you from performing services for Yahoo!, Microsoft and Google concurrently with your half-time employment with the Company, provided that your work does not involve the stated competitive divisions, or departments. Similarly, you are not prohibited from having discussions with these companies in pursuit of such work, however you agree you will not commence such work concurrently with employment or engagement with the Company. Further, Consultant agrees to disclose to Company in writing if he has entered into discussions to provide services or engage in business.

Notwithstanding anything in this Section 5, the parties agree that if the employment becomes 75% time or greater, then this non-competition section of this agreement will become comprehensive to preclude services being rendered or engaging in business by you with any person, or business entity whose products or services might reasonably be considered competitive to the Company.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

David Warthen
6/11/2005

7. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles, California in connection with any Dispute or any claim related to any Dispute.

Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Los Angeles, California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 10 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 12, 2006. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting or having started work with the Company on or before [September] 1, 2006.

David Warthen
6/11/2005

If you have any questions, please call me at 310-437-7539.

Very truly yours,

INFOSEARCH MEDIA, INC.

By: George Lichter
Title: Chief Executive Officer

I have read and accept this employment offer:

Signature of David Warthen

Dated:

Attachment
Exhibit A: Proprietary Information and Inventions Agreement